Exhibit 99.1

NEWS RELEASE

Contacts:

Rob Clark	Martha Aronson
Media Relations	Investor Relations
763-505-2635	763-505-2694
FOR IMMEDIATE RELEASE
PHYSIO-CONTROL INITIATES VOLUNTARY SUSPENSION OF U.S. SHIPMENT OF
EXTERNAL DEFIBRILLATORS AND CERTAIN ASSOCIATED PRODUCTS
MANUFACTURED AT ITS REDMOND, WASHINGTON FACILITY
Action Will Delay Previously Announced Spin-Off of Physio-Control by Medtronic
MINNEAPOLIS — January 16, 2007 — Physio-Control, Inc., a wholly-owned subsidiary of Medtronic, Inc. (NYSE:MDT), announced today that it has voluntarily suspended the U.S. shipment of products manufactured at its facility in Redmond, Wash. Physio-Control provides external defibrillators and other emergency response products to hospitals, emergency response organizations, and various public and private enterprises.
The decision to suspend U.S. product shipment was made to address quality system issues in Physio-Control’s Redmond facility that were identified by Physio-Control, Medtronic and the U.S. Food and Drug Administration (FDA). This action is not related to a specific product, does not affect Physio-Control products currently in use worldwide, and does not impact any other Medtronic products. In addition, Physio-Control will continue to service and repair its installed base of products. Physio-Control and Medtronic intend to work expeditiously with FDA to address open issues in order to resume shipments to the U.S. market.
“The quality of our products and systems is paramount to Physio-Control and Medtronic,” said Brian Webster, president of Physio-Control. “This action will allow us to focus necessary resources on remaining issues, which we are confident can be resolved in a timely manner.”

Physio-Control’s action is not expected to have a material effect on Medtronic’s third fiscal quarter ending January 26, 2007. Any material financial impact or one time charge associated with this action will be disclosed through Medtronic’s customary financial communications and updates.
On December 4, 2006, Medtronic announced its intent to spin-off the Physio-Control business into a separate, publicly-traded company. Medtronic intends to continue to pursue the spin-off following resolution of these matters.
About Physio-Control
Physio-Control, of Redmond, Wash., pioneered defibrillation technology more than 50 years ago. Today, there are approximately 600,000 LIFEPAK external defibrillator devices distributed worldwide, making the company the leading provider of external defibrillation technology for saving the lives of people suffering sudden cardiac arrest. For more information, visit www.medtronic-ers.com.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
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Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results.